                                                                    Exhibit 99.1


                         INDEX TO FINANCIAL STATEMENTS

            TRIAD HOSPITALS, INC. CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors.............................................................    F-2

Consolidated Statements of Operations - for the years ended
   December 31, 1999, 1998 and 1997........................................................    F-3

Consolidated Balance Sheets--December 31, 1999 and 1998....................................    F-4

Consolidated Statements of Equity--for the years ended December 31, 1999, 1998 and 1997....    F-5

Consolidated Statements of Cash Flows - for the years ended December 31, 1999, 1998
   and 1997................................................................................    F-6

Notes to Consolidated Financial Statements.................................................    F-7

                       Report of Independent Auditors

To the Board of Directors and Stockholders
Triad Hospitals, Inc.

      We have audited the accompanying consolidated balance sheets of Triad Hospitals, Inc. (see Note 1) as of December 31, 1999 and 1998 and the related consolidated statements of operations, equity and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of management of Triad Hospitals, Inc. (the "Company"). Our responsibility is to express an opinion on these financial statements based on our audits.


      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Triad Hospitals, Inc. at December 31, 1999 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.


      As explained in Note 7 to the consolidated financial statements, effective January 1, 1997, the Company changed its method of accounting for start-up costs.

                                          ERNST & YOUNG LLP

Dallas, Texas
January 10, 2001

                             TRIAD HOSPITALS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31 1999, 1998 AND 1997
                (Dollars in millions, except per share amounts)

                                                                         1999               1998              1997
                                                                   ----------------  ------------------  --------------
Revenues........................................................          $1,329.1            $1,588.7        $1,609.3

Salaries and benefits...........................................             570.9               700.5           666.8
Supplies........................................................             200.1               241.6           232.8
Other operating expenses........................................             301.5               362.6           385.9
Provision for doubtful accounts.................................             129.0               138.4           138.5
Depreciation and amortization...................................              98.5               109.6           102.9
Interest expense allocated from Columbia/HCA....................              22.5                66.2            58.4
Interest expense................................................              45.2                 2.7             2.1
Interest income.................................................              (2.5)                 --              --
ESOP expense....................................................               3.7                  --              --
Management fees allocated from Columbia/HCA.....................               8.9                29.3            25.4
Gain on sales of assets.........................................              (8.6)                 --              --
Impairments of long-lived assets................................              69.2                55.1            13.7
                                                                          --------            --------        --------
                                                                           1,438.4             1,706.0         1,626.5
                                                                          --------            --------        --------
Loss from continuing operations before minority interests,
   equity in earnings (loss) and income taxes...................            (109.3)             (117.3)          (17.2)
Minority interests in earnings of consolidated entities.........              (8.7)              (11.0)          (11.5)
Equity in earnings (loss) of affiliates.........................              (3.1)                3.4             2.5
                                                                          --------            --------        --------
Loss from continuing operations before income taxes.............            (121.1)             (124.9)          (26.2)
Income tax benefit..............................................              25.5                39.4             7.2
                                                                          --------            --------        --------
Loss from continuing operations.................................             (95.6)              (85.5)          (19.0)
Discontinued operations:
    Income (loss) from operations, net of income taxes (benefit)
       of $(0.7) and $3.2 for the years ended December 31,
       1998 and 1997............................................                --                (1.6)            4.9
    Estimated loss on disposal, net of income tax benefit
       of $1.9..................................................                --                  --            (2.9)
                                                                          --------            --------        --------
                                                                             (95.6)              (87.1)          (17.0)
Loss before cumulative effect of change in accounting principles
    Cumulative effect of accounting change, net of income tax
       benefit of $1.8..........................................                --                  --            (2.8)
                                                                          --------            --------        --------
Net loss........................................................          $  (95.6)           $  (87.1)       $  (19.8)
                                                                          ========            ========        ========
Basic loss per share:
      Loss from continuing operations...........................          $  (3.12)           $  (2.80)       $  (0.62)
      Income (loss) from discontinued operations................                --               (0.05)           0.06
      Cumulative effect of accounting change....................                --                  --           (0.09)
                                                                          --------            --------        --------
            Net loss............................................          $  (3.12)           $  (2.85)       $  (0.65)
                                                                          ========            ========        ========


   The accompanying notes are an integral part of the consolidated financial statements.

                             TRIAD HOSPITALS, INC.

                          CONSOLIDATED BALANCE SHEETS
                          DECEMBER 31, 1999 AND 1998
                             (Dollars in millions)

                                                                              1999           1998
                                                                          -------------  ------------
                                 ASSETS
Current assets:
      Cash and cash equivalents                                             $     70.9    $     --
      Accounts receivable, less allowances for doubtful accounts of
         $156.7 and $155.9 at December 31, 1999 and 1998, respectively....       150.6         199.3
      Inventories.........................................................        32.5          44.8
      Deferred income taxes...............................................        46.5          37.9
      Other...............................................................        52.9          23.9
                                                                              --------      --------
                                                                                 353.4         305.9
Property and equipment, at cost:
      Land................................................................        63.4          82.0
      Buildings and improvements..........................................       485.8         604.9
      Equipment...........................................................       626.5         712.0
      Construction in progress (estimated cost to complete and
         equip after December 31, 1999--$43.4)............................        44.8          63.7
                                                                              --------      --------
                                                                               1,220.5       1,462.6
      Accumulated depreciation............................................      (520.8)       (703.1)
                                                                              --------      --------
                                                                                 699.7         759.5
Intangible assets, net of accumulated amortization of $53.8 and
   $50.2 at December 31, 1999 and 1998, respectively......................       175.9         272.9
Investment in and advances to affiliates..................................       103.0          24.3
Other.....................................................................         9.1           8.7
                                                                              --------      --------
Total assets..............................................................    $1,341.1      $1,371.3
                                                                              ========      ========

                                 LIABILITIES AND EQUITY
Current liabilities:
      Accounts payable....................................................    $   57.7      $   47.5
      Accrued salaries....................................................        32.1          34.8
      Current portion of long-term debt...................................        18.3           0.9
      Other current liabilities...........................................        57.7          37.8
                                                                              --------      --------
                                                                                 165.8         121.0
Intercompany balances payable to Columbia/HCA.............................          --         613.7
Long-term debt............................................................       537.1          13.4
Deferred taxes and other liabilities......................................        31.3          62.5
Commitments and contingencies.............................................          --            --
Minority interests in equity of consolidated entities.....................        47.0          60.0
Stockholders' equity:
        Equity investments by Columbia/HCA................................          --         500.7
        Common stock .01 par value: 90,000,000 shares authorized,
           33,943,282 shares issued and outstanding at December 31, 1999..         0.3            --
        Additional paid-in capital........................................       653.4            --
        Unearned ESOP compensation and stockholder notes receivable.......       (40.1)           --
        Accumulated deficit...............................................       (53.7)           --
                                                                              --------      --------
        Total stockholders' equity........................................       559.9         500.7
                                                                              --------      --------
Total liabilities and stockholders' equity                                    $1,341.1      $1,371.3
                                                                              ========      ========


   The accompanying notes are an integral part of the consolidated financial statements.

                             TRIAD HOSPITALS, INC.

                       CONSOLIDATED STATEMENTS OF EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                             (Dollars in millions)

                                                                          Unearned
                                                                            ESOP
                                                                        Compensation                    Equity
                                            Common                          and                       Investments
                                             Stock        Additional     Stockholder                     by           Total
                                      ------------------    Paid-in         Notes      Accumulated    Columbia/    Stockholders'
                                      Shares      Amount    Capital      Receivable      Deficit        HCA           Equity
                                      ------------------  ----------   -------------  -----------   -----------   -------------
Balance January 1, 1997.............           --  $  --     $    --   $         --   $        --   $     607.6   $       607.6
  Net loss..........................           --     --          --             --            --         (19.8)          (19.8)
                                      -----------  -----  ----------   ------------   -----------   -----------   -------------
Balance December 31, 1997...........           --     --          --             --            --         587.8           587.8
  Net loss..........................           --     --          --             --            --         (87.1)          (87.1)
                                      -----------  -----  ----------   ------------   -----------   -----------   -------------
Balance December 31, 1998...........           --     --          --             --            --         500.7           500.7
  Elimination of intercompany
   balances and other equity
   transactions.....................           --     --          --             --            --         800.1           800.1
  Assumption of long-term debt
   (net of discount)................           --     --          --             --            --        (649.0)         (649.0)
  Net loss prior to Spin-off........           --     --          --             --            --         (41.9)          (41.9)
                                      -----------  -----  ----------   ------------   -----------   -----------   -------------
Balance May 11, 1999................           --     --          --             --            --         609.9           609.9
  Spin-off of Triad shares to
   Columbia/HCA shareholders........   29,898,688    0.3       609.6             --            --        (609.9)             --
  Issuance of common stock for
   Executive Stock Purchase Plan
   loans............................      970,000     --         9.1           (9.1)           --            --              --
  Issuance of common stock..........       74,594     --          --             --            --            --              --
  Issuance of common shares for
   ESOP note receivable.............    3,000,000     --        34.5          (34.5)           --            --              --
  ESOP compensation earned..........           --     --         0.2            3.5            --            --             3.7
  Net loss post Spin-off............           --                 --             --         (53.7)           --           (53.7)
                                      -----------  -----  ----------   ------------   -----------   -----------   -------------
Balance December 31, 1999...........   33,943,282  $ 0.3  $    653.4   $      (40.1)  $     (53.7)  $        --   $       559.9
                                      ===========  =====  ==========   ============   ===========   ===========   =============


   The accompanying notes are an integral part of the consolidated financial statements.

                             TRIAD HOSPITALS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                             (Dollars in millions)

                                                                                    1999         1998         1997
                                                                                ------------  -----------  -----------
Cash flows from operating activities:
    Net loss..................................................................      $ (95.6)     $ (87.1)     $ (19.8)
 Adjustments to reconcile net loss to net cash provided by operating activities:
  Provision for doubtful accounts.............................................        129.0        138.4        138.5
  Depreciation and amortization...............................................         98.5        109.6        102.9
  ESOP expense................................................................          3.7           --           --
  Minority interests..........................................................          8.7         11.0         11.5
  Equity in (earnings) loss of affiliates.....................................          3.1         (3.4)        (2.5)
  Gain on sales of assets.....................................................         (8.6)          --           --
  Deferred income tax benefit.................................................        (25.5)       (24.6)       (10.8)
  Impairment of long-lived assets.............................................         69.2         55.1         13.7
  Loss (income) from discontinued operations..................................           --          1.6         (2.0)
  Cumulative effect of accounting change......................................           --           --          2.8
  Increase (decrease) in cash from operating assets and liabilities:
    Accounts receivable.......................................................        (94.1)      (145.9)      (115.3)
    Inventories and other assets..............................................         14.4         (2.1)        (1.6)
    Accounts payable and other current liabilities............................         56.3        (18.9)        (6.8)
  Other.......................................................................         (3.9)        (0.1)          --
                                                                                    -------      -------      -------
     Net cash provided by operating activities................................        155.2         33.6        110.6
                                                                                    -------      -------      -------
Cash flows from investing activities:
 Purchases of property and equipment..........................................       (132.7)      (114.9)      (120.1)
 Investment in and advances to affiliates.....................................        (54.7)         0.7           --
 Proceeds received on sale of assets..........................................        117.8           --           --
 Other........................................................................         11.9          5.9          8.1
                                                                                    -------      -------      -------
     Net cash used in investing activities....................................        (57.7)      (108.3)      (112.0)
                                                                                    -------      -------      -------
Cash flows from financing activities:
 Payments of long-term debt...................................................       (114.2)        (0.9)        (1.3)
 Distributions to minority partners...........................................        (18.6)       (13.1)       (12.8)
 Increase in intercompany balances with Columbia/HCA, net.....................        106.2         88.7         15.5
                                                                                    -------      -------      -------
     Net cash provided by (used in) financing activities......................        (26.6)        74.7          1.4
                                                                                    -------      -------      -------
Change in cash and cash equivalents...........................................         70.9           --           --
Cash and cash equivalents at beginning of period..............................           --           --           --
                                                                                    -------      -------      -------
Cash and cash equivalents at end of period....................................      $  70.9      $    --      $    --
                                                                                    =======      =======      =======

Cash paid for:
Interest payments.............................................................      $  59.2      $  69.4      $  61.1
Income tax payments (refunds), net............................................      $    --      $ (15.9)     $   3.6


   The accompanying notes are an integral part of the consolidated financial statements.

                             TRIAD HOSPITALS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1-- SPIN-OFF OF TRIAD HOSPITALS, INC.

   On May 11, 1999, Columbia/HCA Healthcare Corporation ("Columbia/HCA") completed the spin-off of Triad Hospitals, Inc. ("Triad") to its shareholders (the "Spin-off") by a pro rata distribution of 29,898,688 shares of common stock.

   On the Spin-off date, Triad became an independent, publicly owned company encompassing the operations of what had comprised the Pacific Group of Columbia/HCA. At the Spin-off, the common shares of Triad were distributed to the record date holders of Columbia/HCA at a ratio of one share for every nineteen outstanding Columbia/HCA shares. Following the Spin-off, Columbia/HCA had no ownership in Triad.

   Triad has entered into separation and other related agreements (see NOTE 13) governing the Spin-off transaction and Triad's subsequent relationship with Columbia/HCA. These agreements provide certain indemnifications for the parties, and provide for the allocation of tax and other assets, liabilities and obligations arising from periods prior to the Spin-off.

   On May 11, 1999, Columbia/HCA also completed the spin-off of a separate, independent company, LifePoint Hospitals, Inc. ("LifePoint"). Columbia/HCA, Triad and LifePoint entered into various agreements subsequent to the Spin-off (See NOTE 13).

NOTE 2--ACCOUNTING POLICIES

Principles of Consolidation

   The accompanying consolidated financial statements present Triad's financial position, results of operations and cash flows as if Triad had been an independent, publicly owned comapny for all periods presented. Certain allocations of previously unallocated Columbia/HCA's expenses, as well as computations of separate tax provisions, have been made to facilitate such presentation. The accompanying financial statements for the periods prior to the Spin-off were prepared on the push down basis of the historical cost to Columbia/HCA and represent the combined financial position, results of operations and cash flows of Triad for those periods.

   The consolidated financial statements include the accounts of Triad and all affiliated subsidiaries and entities controlled by Triad through Triad's direct or indirect ownership of a majority voting interest. All intercompany transactions have been eliminated. Investments in entities which Triad does not control, but in which it has a substantial ownership interest and can exercise significant influence, are accounted for using the equity method.

Use of Estimates

   The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                             TRIAD HOSPITALS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2--ACCOUNTING POLICIES (continued)

Reclassification

   Certain prior year amounts have been reclassified to conform to the current presentation.

Equity

   The equity for the year ended December 31, 1999 includes certain Spin-off related transactions, such as elimination of intercompany balances with Columbia/HCA as of the Spin-off, reclassification of Columbia/HCA's net investment in Triad to additional paid in capital and certain post Spin-off settlements with Columbia/HCA.

   Equity as of December 31, 1998 and 1997 represented the net investment in Triad by Columbia/HCA. It includes common stock, additional paid-in-capital and net earnings.

Revenues

   Triad's health care facilities have entered into agreements with third-party payers, including government programs and managed care health plans, under which the facilities are paid based upon established charges, the cost of providing services, predetermined rates per diagnosis, fixed per diem rates or discounts from established charges.

   Revenues are recorded at estimated net amounts due from patients, third-party payers and others for health care services provided. Settlements under reimbursement agreements with third-party payers are estimated and recorded in the period the related services are rendered and are adjusted in future periods as adjustments become known or as years are no longer subject to audit, review or investigation. Laws and regulations governing the Medicare and Medicaid programs are extremely complex and subject to interpretation. As a result, there is at least a reasonable possibility that recorded estimates will change by a material amount in the near term. The net adjustments to estimated settlements resulted in decreases to revenues of $1.7 million for the year ended
December 31, 1999 and increases to revenues of $3.0 million for the year ended December 31, 1998, (adjustments for 1997 had no significant impact on revenues).

   In association with ongoing federal investigations into certain of Columbia/HCA's business practices, applicable governmental agencies ceased the settlement of cost reports. The settlement of cost reports started to resume during 1999. Due to the cost reports not being settled, Triad is not receiving all of the updated information which has historically been the basis used to adjust estimated settlement amounts. At this time, Triad cannot predict when, or if, the historical cost report settlement process will be completed. Management believes that adequate provisions have been made for adjustments that may result from final determination of amounts earned under these programs. The estimated net cost report settlements as of December 31, 1999 was a credit of approximately $35.9 million and is included in accounts receivable in the accompanying balance sheet. In connection with the Spin-off, Columbia/HCA agreed to indemnify Triad for any payments which it is required to make in respect of Medicare, Medicaid and Blue Cross cost reports relating to periods ending on or prior to the Spin-off, and Triad agreed to indemnify Columbia/HCA for and pay to Columbia/HCA any payments received by it relating to such cost reports relating to periods ending on or prior to the Spin-off. Triad will be responsible for the filing of these cost reports and any terminating cost reports. Triad has recorded a net receivable from Columbia/HCA relating to the indemnification of $28.0 million as of December 31, 1999 (See NOTE 13).

   Triad provides care without charge to patients who are financially unable to pay for the health care services they receive. Because Triad does not pursue collection of amounts determined to qualify as charity care, they are not reported in revenues.

                             TRIAD HOSPITALS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2--ACCOUNTING POLICIES (continued)

Cash and Cash Equivalents

   Cash equivalents consist of all investments with an original maturity of three months or less.

Accounts Receivable

   Accounts receivable are recorded at the estimated net realizable amounts from federal and state agencies (under the Medicare, Medicaid and CHAMPUS programs), managed care health plans, commercial insurance companies, employers and patients. During the years ended December 31, 1999, 1998 and 1997, approximately 31.9%, 35.2%, and 36.5%, respectively, of Triad's net revenues related to patients participating in the Medicare program. Triad recognizes that revenues and receivables from government agencies are significant to its operations, but it does not believe that there are significant credit risks associated with these government agencies. During the years ended December 31, 1999, 1998 and 1997 approximately 32.7%, 27.0% and 26.0%, respectively, of Triad's net revenues related to patients in various managed care plans. Approximately half of Triad's facilities are located in the states of Arizona and Texas. Triad does not believe that there are any other significant concentrations of revenues from any particular payer or geographic area that would subject it to any significant credit risks in the collection of its accounts receivable

Inventories

   Inventories of supplies are stated at the lower of cost (first-in, first-out) or market.

Long-Lived Assets

   (a) Property and Equipment

   Property and equipment are stated at cost. Routine maintenance and repairs are charged to expense as incurred. Expenditures that increase capacities or extend useful lives are capitalized.

   Depreciation expense, computed using the straight-line method, was $89.8 million, $99.0 million, and $90.8 million for the years ended December 31, 1999, 1998, and 1997, respectively. Buildings and improvements are depreciated over estimated useful lives ranging from 10 to 40 years. Equipment is depreciated over estimated useful lives ranging from 3 to 10 years.

   (b) Intangible Assets

   Intangible assets, consist primarily of costs in excess of the fair value of identifiable net assets of acquired entities. These costs of $174.5 million and $270.9 million at December 31, 1999 and 1998, respectively, are amortized using the straight-line method, generally over periods ranging from 30 to 40 years for hospital acquisitions and periods ranging from 5 to 20 years for physician practice and clinic acquisitions. During the year ended December 31, 1999, these costs were reduced by $83.7 million from sales of facilities and impairments of long-lived assets (See NOTE 3 and 5). Noncompete agreements and debt issuance costs are amortized based upon the terms of the respective contracts or loans. Amortization expense was $8.7 million, $10.6 million and $12.1 million for the years ended December 31, 1999, 1998 and 1997, respectively.

                             TRIAD HOSPITALS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2--ACCOUNTING POLICIES (continued)

   When events, circumstances and operating results indicate that the carrying values of certain long-lived assets and the related identifiable intangible assets might be impaired, Triad prepares projections of the undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the projections indicate that the recorded amounts are not expected to be recoverable, such amounts are reduced to estimated fair value.

Income Taxes

  Triad accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes". Under SFAS 109, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse.

   Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax benefits consist of Triad's current benefit for federal and state income taxes and the change in Triad's deferred income tax assets and liabilities.

   For periods prior to the Spin-off, Columbia/HCA filed consolidated federal and state income tax returns which included all of its eligible subsidiaries, including Triad. The provisions for income taxes (benefits) in the consolidated statements of operations for all periods presented were computed on a separate return basis (i.e., assuming Triad had not been included in a consolidated income tax return with Columbia/HCA).

General and Professional Liability Risks

   Columbia/HCA assumed the liability for all general and professional liability claims incurred through the Spin-off. Subsequent to the Spin-off, Triad obtained first dollar insurance coverage on a claims incurred basis from Columbia/HCA's captive insurance company. The cost of general and professional liability coverage was determined by Columbia/HCA's captive insurance company based on actuarially determined estimates. The cost for the years ended December 31, 1999, 1998, and 1997 was approximately $23.2 million, $27.0 million and $22.9 million, respectively.

   For periods after the Spin-off, Triad instituted its own self-insured program for workers compensation and health insurance. Reserves for workers compensation and health claim liability risk were $3.3 million and $3.6 million, respectively, at December 31, 1999. Prior to the Spin-off, Triad participated in a self-insured program for workers' compensation and health insurance administered by Columbia/HCA. Columbia/HCA retained sole responsibility for all workers' compensation and health claims incurred prior to the Spin-off. Accordingly, no reserves for worker's compensation and health claims liability risks were recorded at December 31, 1998 in the accompanying consolidated balance sheets. The cost for these programs is based upon claims paid, plus an actuarially determined amount for claims incurred but not reported. The cost for the years ended December 31, 1999, 1998, and 1997 under all programs was approximately $5.8 million, $8.1 million, and $8.1 million, respectively.

Management Fees

   Prior to the Spin-off, corporate overhead expenses relating to various Columbia/HCA corporate general and administrative expenses were allocated to Triad based on net revenues. In the opinion of Columbia/HCA management, this allocation method was reasonable.

                             TRIAD HOSPITALS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2--ACCOUNTING POLICIES (continued)

Fair Value of Financial Instruments

   SFAS 107, "Disclosure About Fair Value of Financial Instruments," requires certain disclosures regarding the fair value of financial instruments. Cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are reflected in the consolidated financial statements at fair value because of the short-term maturity of these instruments. The fair value of long-term debt was determined by using quoted market prices, when available, or discounted cash flows to calculate these fair values.

NOTE 3--COMPANY OPERATIONS

   As of January 1, 1999, Triad owned or operated 39 hospitals (including one facility that is leased from others and an investment in one hospital that is accounted for using the equity method), 19 free-standing ambulatory surgery centers (including two investments in ambulatory surgery centers that are accounted for using the equity method) and related health care entities located in eleven southwestern, western and southcentral states. During the year ended December 31, 1999, Triad sold ten hospitals, including two sales prior to the Spin-off of which the proceeds were retained by Columbia/HCA. Also, on January 1, 1999, Triad transferred two acute care hospitals and three ambulatory surgery centers located in the Kansas City, Missouri area to an unaffiliated third party pursuant to a long-term lease which provides for payment to Triad of rental amounts approximating $16.0 million per year (See NOTE 9). Triad also opened one new hospital that is accounted for using the equity method. Triad received a capital contribution from its partner in this joint venture facility of $37.0 million on February 28, 2000.

   On June 1, 1999, Triad completed the exchange of one hospital located in Laredo, Texas for one hospital located in Victoria, Texas and $4.4 million in cash.

   Triad sold its joint venture facility in Amarillo, Texas on September 1, 1999 and received $23.1 million in net proceeds. A gain on the sale of $14.2 million was recorded during the year ended December 31, 1999. Triad retained the accounts receivable and certain liabilities with a net book value of $(0.3) million at December 31, 1999. For the years ended December 31, 1999, 1998 and 1997, this facility had net revenues of $6.6 million, $10.9 million and $9.6 million, respectively, and pre-tax income before gain on sale of assets and impairment charges of $0.3 million, $2.1 million and $1.2 million, respectively.

   Triad sold all of its assets in its acute care hospitals in Anaheim, California and Huntington Beach, California and its interest in an ambulatory surgery center in Anaheim, California on September 3, 1999 for $43.3 million. A gain of $1.4 million on the sale was recorded during the year ended December 31, 1999. For the years ended December 31, 1999, 1998 and 1997, these facilities had net revenues of $67.1 million, $95.8 million and $103.9 million, respectively, and pre-tax losses before gain on sale of assets and impairment charges of $3.5 million, $8.3 million and $4.2 million, respectively.

   Triad sold its acute care hospitals in Beaumont, Texas and Silsbee, Texas and its interest in an ambulatory surgery center in Beaumont, Texas on September 30, 1999 for $13.7 million. Triad retained the accounts receivable and certain liabilities with a net book value of $(1.7) million at December 31, 1999. A loss on the sale of $2.9 million was recorded during the year ended December 31, 1999. For the years ended December 31, 1999, 1998 and 1997, these facilities had net revenues of $36.4 million, $59.6 million and $66.2 million, respectively, and pre-tax losses before loss on sale of assets and impairment charges of $15.1 million, $12.5 million and $10.5 million, respectively.

                             TRIAD HOSPITALS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3--COMPANY OPERATIONS (continued)

   On October 31, 1999 Triad sold its stock interest in a psychiatric hospital in Kansas City, Missouri for $4.3 million. A gain on the sale of $0.6 million was recorded during the year ended December 31, 1999. For the years ended December 31, 1999, 1998 and 1997, this facility had net revenues of $8.0 million, $10.2 million and $11.2 million, respectively and pre-tax income before gain on sale of assets and impairment charges of $0.0 million, $0.4 million and $0.5 million, respectively.

   Triad sold a majority of the assets of its acute care hospital in Phoenix, Arizona for $29.2 million on November 30, 1999. A loss on the sale of $3.8 million was recorded during the year ended December 31, 1999. Triad retained the accounts receivable and certain liabilities with a book value at December 31, 1999 of $(0.8) million. For the years ended December 31, 1999, 1998 and 1997, this facility had net revenues of $35.4 million, $65.4 million and $86.8 million, respectively, and pre-tax losses before loss on sale of assets and impairment charges of $21.5 million, $13.5 million and $9.0 million, respectively.

   Triad sold the assets of its acute care hospital in DeQueen, Arkansas for approximately $4.0 million plus approximately $0.5 million of assumed liabilities on November 30, 1999. A loss on the sale of $0.5 million was recorded during the year ended December 31, 1999. Triad retained the accounts receivable and certain liabilities with a book value at December 31, 1999 of $1.6 million. For the years ended December 31, 1999, 1998 and 1997, this facility had net revenues of $11.5 million, $14.1 million and $13.7 million, respectively, and pre-tax income (losses) before loss on sale of assets and impairment charges of ($4.2) million, ($1.8) million and $0.1 million, respectively.

   In February 2000, Triad closed its acute care hospital in Roseberg, Oregon. An impairment charge of $6.8 million on this facility was recognized during the year ended December 31, 1999. As of December 31, 1999, the carrying value of this facility after impairment charge was $7.4 million. For the years ended December 31, 1999, 1998 and 1997, this facility had net revenues of $21.8 million, $21.5 million and $26.3 million, respectively, and pre-tax losses before impairment charges and income tax of $5.6 million, $6.6 million and $2.3 million, respectively.

   Triad used the proceeds of the sales to retire certain outstanding indebtedness (see NOTE 8).

NOTE 4--INCOME TAXES

   The income tax benefit for the years ended December 31, 1999, 1998 and 1997 consists of the following (dollars in millions):

                                                                                           1999       1998        1997
                                                                                        ----------  ---------  ----------
Current:
       Federal........................................................................      $10.3       $12.5      $(3.0)
       State..........................................................................       (1.8)        2.3       (0.6)
Deferred:
       Federal........................................................................       14.5        20.8        9.1
       State..........................................................................        2.5         3.8        1.7
                                                                                            -----       -----      -----
                                                                                            $25.5       $39.4      $ 7.2
                                                                                            =====       =====      =====

                             TRIAD HOSPITALS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4--INCOME TAXES (continued)

   A reconciliation of the federal statutory rate to the effective income tax rate follows:

                                                                                    1999        1998        1997
                                                                                  ---------  ----------  ----------
  Federal statutory rate........................................................      35.0%       35.0%       35.0%
  State income taxes, net of federal income tax benefit.........................       2.8         3.1         2.4
  Non-deductible intangible assets..............................................        --        (6.5)       (8.8)
  Non-deductible impairment reserves............................................     (11.5)         --          --
  Non-deductible goodwill amortization..........................................      (2.5)         --          --
  Other items, net..............................................................      (2.7)       (0.2)       (1.5)
                                                                                     -----       -----        ----
  Effective income tax rate.....................................................      21.1%       31.4%       27.1%
                                                                                     =====       =====        ====

   A summary of the items comprising the deferred tax assets and liabilities at December 31 follows (dollars in millions):

                                                                                  1999                    1998
                                                                         -----------------------  --------------------
                                                                          Assets    Liabilities   Assets   Liabilities
                                                                         ---------  ------------  -------  -----------
   Depreciation and fixed asset basis differences.....................   $     --          $34.7  $    --        $63.4
   Accounts and other receivables.....................................       33.4             --     29.8           --
   Net operating loss carry forwards..................................        9.7             --       --           --
   Compensation reserves..............................................        6.1             --      8.4           --
   Other..............................................................        2.3             --      5.3          4.0
                                                                            -----          -----    -----        -----
                                                                             51.5           34.7     43.5         67.4
   Valuation allowances...............................................       (1.0)            --       --           --
                                                                            -----          -----    -----        -----
                                                                            $50.5          $34.7    $43.5        $67.4
                                                                            =====          =====    =====        =====

   As part of the Spin-off, Columbia/HCA, Lifepoint and Triad entered into a tax sharing and indemnification agreement (See NOTE 13). The tax sharing and indemnification agreement will not have an impact on the realization of deferred tax assets or the payment of deferred tax liabilities of Triad except to the extent that the temporary differences giving rise to such deferred tax assets and liabilities as of the Spin-off are adjusted as a result of final tax settlements after the Spin-off. In the event of such adjustments, the tax sharing and indemnification agreement will provide for certain payments between Columbia/HCA and Triad as appropriate.

   Deferred income taxes of $46.5 million and $37.9 million at December 31, 1999 and 1998, respectively, are included in current assets. Noncurrent deferred income tax liabilities totaled $30.7 million and $61.8 million at December 31, 1999 and 1998, respectively. Current and noncurrent deferred taxes totaled $15.8 million net tax deferred asset and $23.9 million net tax deferred liability at December 31, 1999 and 1998, respectively. Included in the total current and noncurrent deferred taxes were increases in tax deferred assets and reductions to deferred tax liabilities equal to $15.6 million. The $15.6 million additional net deferred tax asset resulted from equity adjustments through Columbia/HCA pursuant to the tax sharing and indemnification agreement.

   At December 31, 1999, state net operating loss carryforwards (expiring in years 2000 through 2014) available to offset future taxable income approximated $51 million. The majority of this net operating loss expires in 2004. Utilization of net operating loss carryforwards in any one year may be limited and, in certain cases, result in a reduction of deferred tax assets. Based on available evidence, it is more likely than not that some portion of the state net operating loss carryforwards will not be realized, therefore, a valuation allowance of $1.0 million was recorded during the year ended December 31, 1999.

   At December 31, 1999, the federal net operating loss available to offset future taxable income approximated $18 million. The federal operating loss carryforward will expire in the year 2019. Pursuant to the tax sharing and indemnification agreement, Triad is entitled to the tax benefit of such losses.

                             TRIAD HOSPITALS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5--IMPAIRMENT OF LONG-LIVED ASSETS

   Triad follows the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and Long- Lived Assets to be Disposed of ("SFAS 121"). SFAS 121 addresses accounting for the impairment of long-lived assets and long-lived assets to be disposed of, certain identifiable intangibles and goodwill related to those assets, and provides guidance for recognizing and measuring impairment losses. The statement requires that the carrying amount of impaired assets be reduced to fair value.

   As discussed previously, during the year ended December 31, 1999, Triad sold nine hospitals and one psychiatric hospital. Triad intends to sell two general, acute care hospitals that were identified as not compatible with Triad's operating plans, based upon management's review of all facilities, and after giving consideration to current and expected competition in each market, expected population trends in each market and the current and expected capital needs in each market. At December 31, 1999, the carrying value of the long-lived assets relating to the remaining facilities to be sold was $16.6 million. The two facilities to be sold contributed net revenues of $49.9 million, $50.0 million and $56.5 million for the years ended December 31, 1999, 1998, and 1997 respectively. These facilities also contributed losses before impairment charges and income tax benefit of $7.8 million, $13.0 million and $10.7 million for the years ended December 31, 1999, 1998 and 1997, respectively. Triad closed one facility on February 11, 2000 and expects to complete the sales of these facilities by December 31, 2000. Triad is required to use a portion of any sales proceeds to retire certain outstanding indebtedness (see NOTE 8).

   During the year ended December 31, 1999, the carrying values of the long-lived assets related to five of the facilities sold and the two facilities to be sold, were reduced to fair value, based on estimated selling values, for a total non-cash charge of $66.1 million. These facilities had net revenues of approximately $131.3 million, $168.9 million and $185.8 million for the years ended December 31, 1999, 1998 and 1997, respectively. These facilities also contributed losses from continuing operations before income tax benefit, gain on sale of assets and the asset impairment charge of approximately $30.7 million, $34.1 million and $25.9 million, for the years ended December 31, 1999, 1998 and 1997, respectively.

   During the year ended December 31, 1999, Triad recorded further impairment losses of $3.1 million related to one hospital facility where the recorded asset values were not deemed to be fully recoverable based upon the operating results, trends and projected future cash flows. These assets will continue to be used and are now recorded at estimated fair value, based upon discounted, estimated future cash flows.

   During the third and fourth quarters of 1998 Triad decided to sell certain hospital facilities and surgery centers that were identified as not compatible with Triad's operating plans, based upon management's review of all facilities, and giving consideration to current and expected competition in each market, expected population trends in each market and the current and expected capital needs in each market. The carrying value of the long-lived assets related to certain of these facilities (4 hospital facilities and one surgery center), of approximately $75.7 million, was reduced to fair value, based on estimates of selling values, for a total non-cash charge of $31.1 million. For the years ended December 31, 1998 and 1997, respectively, these facilities to be divested had net revenues of approximately $91.8 million and $97.8 million and incurred losses from continuing operations before income tax benefits and the asset impairment charge of approximately $30.4 million and $28.2 million. Triad completed the sales of these facilities during 1999.

   Triad recorded, during the fourth quarters of 1998 and 1997, impairment losses of approximately $24.0 million and $13.7 million, respectively, related to one hospital facility in 1998 and intangibles and other long-lived assets of certain surgery centers and physician practices in 1997, where the recorded asset values were not deemed to be fully recoverable based upon the operating results trends and projected future cash flows. These assets being held and used are now recorded at estimated fair value, based upon discounted, estimated future cash flows.

NOTE 6--DISCONTINUED OPERATIONS

   During the fourth quarter of 1998, Columbia/HCA and Triad completed the divestiture of their home health businesses and received proceeds of approximately $3.9 million, which approximated the carrying value of the net assets of discontinued operations. Columbia/HCA and Triad implemented plans to sell the home health businesses during the third quarter of 1997. The consolidated financial statements reflect the results of operations and net assets of the home health businesses as discontinued operations.

   Triad recorded a loss from discontinued operations of $1.6 million and income from discontinued operations of $4.9 million (net of tax benefits) in 1998 and 1997, respectively. Triad was not able to reasonably estimate, at the time the decision was made to sell the home health businesses, whether these businesses would incur losses during the period they were being held for sale. The ability to estimate operating results during the period these businesses were being held for sale was negatively impacted by certain changes in Medicare reimbursement rates, and the need to obtain certain regulatory approvals.

   Revenues for the home health businesses disposed of were approximately $38.3 million and $74.4 million for the years ended December 31, 1998 and 1997, respectively.

                             TRIAD HOSPITALS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6-- DISCONTINUED OPERATIONS (continued)

   The after-tax loss incurred upon the divestiture of the home health businesses of $(2.9) million was recorded during the fourth quarter of 1997 and is presented in the "Discontinued operations" section of the consolidated statements of operations.

NOTE 7--ACCOUNTING CHANGE

   During 1997, Triad changed its method of accounting for start-up costs. The change involved expensing these costs as incurred, rather than capitalizing and subsequently amortizing such costs. Triad believes the new method is preferable due to certain changes in business strategy and reviews of emerging accounting guidance on accounting for similar (i.e., start-up, software system training and process reengineering) costs.

   The change in accounting principle resulted in the write-off of the costs capitalized as of January 1, 1997. The cumulative effect of the write-off, which totals $2.8 million (net of tax benefit), has been expensed and reflected in the statements of operations for the year ended December 31, 1997. The pro forma effect on the year ended December 31, 1997 follows (dollars in millions):

                                                                1997
                                                       -----------------------
                                                           As          Pro
                                                        Reported      Forma
                                                       ----------  -----------
Loss from continuing operations....................    $    (19.0) $     (19.0)
Net loss...........................................    $    (19.8) $     (17.0)

NOTE 8--LONG-TERM DEBT

   Components of long term debt at December 31 (in millions)

                                                                Carrying Amount             Fair Value
                                                            ------------------------  -----------------------
                                                               1999          1998        1999         1998
                                                            ----------   -----------  -----------  ----------
Tranche A term loan.......................................      $ 35.4        $  --        $ 35.4       $  --
Tranche B term loan.......................................       196.6           --         196.6          --
Senior Subordinated Debt..................................       315.9           --         339.6          --
Other.....................................................         7.5         14.3           7.5        13.4
                                                                ------        -----        ------       -----
                                                                 555.4         14.3        $579.1       $13.4
                                                                                           ======       =====
Less current portion......................................       (18.3)        (0.9)
                                                                ------        -----
                                                                $537.1        $13.4
                                                                ======        =====

   In connection with the Spin-off, Triad assumed principal balances totaling $673.8 million of debt financing from Columbia/HCA. The debt consisted originally of a $75.0 million asset sale bridge loan bearing interest at LIBOR plus 3.25% due May 11, 2000, which Triad has repaid with proceeds received from the sale of assets (see NOTE 3), a $65.0 million Tranche A term loan bearing interest at LIBOR plus 3.25% (9.22% per annum at December 31, 1999) with principal amounts due beginning in 1999 through 2004, a $200.0 million Tranche B term loan bearing interest at LIBOR plus 4% (10.47% per annum at December 31, 1999) with principal amounts due beginning in 1999 through 2005, and $315.2 million senior subordinated notes with a face value of $325.0 million bearing interest at 11% due in 2009 with interest payments due semi-annually. The accretion of the discount relating to the senior subordinated notes was $0.7 million for the year ended December 31, 1999. Triad also assumed various indebtedness of Columbia/HCA related to specific hospitals in the aggregate amount of $8.8 million with interest rates averaging 5.7% per annum maturing over five years.

                             TRIAD HOSPITALS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8--LONG-TERM DEBT (continued)

   Triad's bank debt is collateralized by a pledge of substantially all of its assets. The debt agreements require that Triad comply with various financial ratios and tests and have restrictions on new indebtedness, asset sales and use of proceeds therefrom, capital expenditures and dividends.

   Triad also assumed a $125.0 million revolving line of credit bearing interest at LIBOR plus 3.25% due in 2004. No amounts were outstanding as of December 31, 1999.

   A five-year maturity schedule is as follows (in millions):

  2000.......................................................   $ 18.3
  2001.......................................................     13.4
  2002.......................................................     13.9
  2003.......................................................      4.1
  2004.......................................................     95.8
  Thereafter.................................................    419.0
                                                                ------
                                                                 564.5
Less unamortized debt discount-Senior Subordinated Notes          (9.1)
                                                                ------
                                                                $555.4
                                                                ======

   As part of the assumption of the above referenced debt financing, Triad also recorded approximately $6.2 million in related debt issue costs, which are being amortized using the effective interest method over the lives of the related debt. Accumulated amortization of the debt issue costs was $2.0 million at December 31, 1999.

   Triad's senior subordinated notes are guaranteed by all operating subsidiaries of Triad (the "Subsidiary Guarantors"). The guarantee obligations of the Subsidiary Guarantors are full, unconditional and joint and several. The aggregate assets, liabilities, equity and earnings of the Subsidiary Guarantors are substantially equivalent to the total assets, liabilities, equity and earnings of Triad and its subsidiaries on a consolidated basis. Separate financial statements of the Subsidiary Guarantors are not included in the accompanying financial statements because management of Triad has determined that separate financial statements would not be material to investors.

   Triad does not wholly own certain Subsidiary Guarantors, although all assets, liabilities, equity and earnings of these entities fully and unconditionally jointly and severally guarantee the senior subordinated notes. The ownership percentages of Triad and its subsidiaries in these controlled entities range from 51% to 95%.

   Separate financial statements of the non-wholly owned Subsidiary Guarantors have not been presented because management has determined that they would not be material to investors. However, summarized combined financial information for the non-wholly owned Subsidiary Guarantors are as follows:

                                                                                  December 31,    December 31,
Summarized Balance Sheets                                                             1999            1998
-------------------------                                                         -------------  ---------------
  Current assets.................................................................         $10.7            $ 9.7
  Non-current assets.............................................................          57.9             57.6
                                                                                          -----            -----
  Total assets...................................................................         $68.6            $67.3
                                                                                          =====            =====

  Current liabilities............................................................         $ 3.7            $ 2.8
  Non-current liabilities........................................................           2.6              0.2
  Equity.........................................................................          62.3             64.3
                                                                                          -----            -----
  Total liabilities and equity...................................................         $68.6            $67.3
                                                                                          =====            =====

                             TRIAD HOSPITALS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8--LONG-TERM DEBT (continued)

                                                                                  For the year ended
                                                                  ---------------------------------------------------
                                                                    December 31,     December 31,      December 31,
Summarized Statement of Income                                         1999             1998               1997
------------------------------                                    ---------------  ---------------   ----------------
Revenues..........................................................       $65.0              $63.5             $64.0
Income from continuing operations.................................       $13.6              $20.9             $17.0
Net income........................................................       $13.6              $20.9             $17.0

   Non-current assets shown above include intercompany receivables of $22.4 million and $21.6 million as of December 31, 1999 and 1998, respectively.

NOTE 9 - LEASES

   Triad leases real estate properties, equipment and vehicles under cancelable and non-cancelable leases. Rental expense for the years ended December 31, 1999, 1998 and 1997 was $33.6 million, $40.6 million and $41.2 million, respectively. Future minimum operating and capital lease payments are as follows at December 31, 1999:

                                                        Operating       Capital
                                                        ---------       -------
2000................................................    $    20.5       $  0.1
2001................................................         16.8          0.1
2002................................................         14.3          0.1
2003................................................         11.9           --
2004................................................         10.6           --
Thereafter..........................................         28.8           --
                                                           ------        -----
Total minimum payments..............................       $102.9          0.3
                                                           ======
Less amounts representing interest..................                      (0.1)
                                                                         -----
Present value of minimum lease payments.............                     $ 0.2
                                                                         =====

  The following summarizes amounts related to equipment leased by the Company under capital leases at December 31:

                                                            1999          1998
                                                            ----          ----
Equipment.............................................     $ 0.4         $ 0.3
Accumulated amortization..............................      (0.1)         (0.1)
                                                           -----         -----
Net book value........................................     $ 0.3         $ 0.2
                                                           =====         =====

   On January 1, 1999, Triad transferred two acute care hospitals and three ambulatory surgery centers to an unaffiliated third party pursuant to a long-term lease. Lease income of $16.7 million was recorded in the year ended December 31, 1999. The following summarizes the assets leased at December 31, 1999 (dollars in million):

                                                                     1999
                                                                     ----
Land..........................................................      $  7.7
Buildings.....................................................        53.3
Equipment.....................................................        70.3
                                                                    ------
                                                                     131.3
Accumulated depreciation......................................       (74.0)
                                                                    ------
                                                                    $ 57.3
                                                                    ======

                             TRIAD HOSPITALS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9--LEASES (continued)

   The following is a schedule of minimum future lease income on these leases as of December 31, 1999 (dollars in millions):

2000.................................................            $ 17.0
2001.................................................              17.2
2002.................................................              17.5
2003.................................................              17.7
2004.................................................              18.0
Thereafter...........................................             174.6
                                                                 ------
Total minimum payments...............................            $262.0
                                                                 ======

NOTE 10--STOCK BENEFIT PLANS

   In connection with the Spin-off, Triad adopted the 1999 Long-Term Incentive Plan, for which 5,350,000 shares of Triad's common stock have been reserved for issuance. The 1999 Long-Term Incentive Plan authorizes the grant of stock options, stock appreciation rights and other stock based awards to officers and employees of Triad. On the Spin-off date, 574,804 stock options were granted under this plan, relating to pre-existing vested Columbia/HCA options. The vested Columbia/HCA stock options were converted into a combination of Triad stock options, Columbia/HCA stock options and LifePoint stock options in a manner that preserves the pre-spin-off intrinsic value and the pre-spin-off ratio of the exercise prices to the underlying market value of the related common stock. On June 10, 1999, 2,867,049 stock options were granted under this plan with an exercise price equal to the market price on the date of the grant. These options are exercisable beginning in part from date of grant to four years after the grant. All options granted under this plan expire in 10 years from date of grant.

   Triad has also adopted the Executive Stock Purchase Plan, for which 1,000,000 shares of Triad's common stock were reserved for issuance. The Executive Stock Purchase Plan granted to specified executives of Triad a right to purchase shares of common stock from Triad. Triad loaned each participant in the plan approximately 100% of the purchase price of Triad's common stock bearing interest at 5.15% per annum, on a full recourse basis. The principal and interest of the loans will mature on the fifth anniversary following the purchase of the shares, termination of the participants' employment or bankruptcy of the participant. In addition, Triad has granted to such executives stock options equal to three-quarters of a share for each share purchased. The exercise price of these stock options is to equal the purchase price of the shares and the options expire in 10 years. 970,000 shares were purchased by participants in the plan and options to purchase an additional 727,500 shares were issued in connection with such purchased shares. The options are exercisable 50% on the grant date and 50% two years from grant date. The total amount, which has been loaned to participants to purchase shares under the plan, is $9.1 million which was recorded as a reduction to equity.

   Triad adopted various other plans for which 500,000 shares of Triad's common stock have been reserved for issuance. On June 10, 1999, Triad granted under such plans 120,000 options to non-employee directors, with the exercise price equal to the market price at the date of grant and which are exercisable over a four year period. Triad also granted 340,000 options to Columbia/HCA executives with the exercise price equal to market price on the date of grant and which were exercisable on the date of grant. Columbia/HCA paid Triad $1.5 million in exchange for the issuance of these options. All of these options expire 10 years after grant. On November 18, 1999, Triad granted 24,750 options to certain non-employees with an exercise price equal to the market price on the date of grant. These options are exercisable over a four year period and expire 10 years after grant.

                             TRIAD HOSPITALS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10--STOCK BENEFIT PLANS (continued)

   Information regarding these options for 1999 is summarized below:

                                                           Stock             Option Price       Weighted Average
                                                          Options             Per Share          Exercise Price
                                                   ---------------------  ------------------  ---------------------
Balances, December 31, 1998......................                 -                   -                        -
   Granted.......................................             4,654,103       $0.07 - $18.84                 $11.29
   Exercised.....................................                (8,667)      $0.07 - $12.64                 $ 8.30
   Cancelled.....................................              (194,828)      $0.19 - $18.84                 $12.08
                                                              ---------
Balances, December 31, 1999......................             4,450,608       $0.07 - $18.84                 $11.26
                                                              =========

   The weighted-average fair value of stock options granted to Triad employees during the year ended December 31, 1999, was $4.22 per option. There were 2,118,225 stock options available for grant at December 31, 1999.

   The following table summarizes information regarding the options outstanding at December 31, 1999:

                                                              Options Outstanding              Options Exercisable
                                                   ----------------------------------------  ------------------------
                                                                   Weighted
                                                                    Average      Weighted                  Weighted
                                                      Number       Remaining      Average      Number       Average
                                                   Outstanding    Contractual    Exercise    Exercisable   Exercise
                                                   at 12/31/99       Life          Price     at 12/31/99     Price
                                                   ------------  -------------  -----------  -----------  -----------
Range of Exercise Prices
$0.07 to $5.95..................................        101,502       10 years       $ 4.20      101,502       $ 4.20
$6.07 to $9.44..................................        733,286       10 years       $ 9.32      377,036       $ 9.26
$10.19 to $15.65................................      3,471,231       10 years       $11.59      778,523       $11.92
$16.02 to $18.84................................        144,589       10 years       $18.08      144,589       $18.08

   Triad has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), Accounting for Stock-Based Compensation, but continues to measure stock-based compensation cost in accordance with Accounting Principles Board Opinion No. 25 and its related interpretations. If Triad had measured compensation cost for the stock options granted to its employees under the fair value based method prescribed by SFAS 123, the net loss would have been changed to the pro forma amounts set forth below (dollars in millions):

                                                    For the year ended
                                                    December 31, 1999
                                                    -----------------
Net loss
     As reported...................................     $   (95.6)
     Pro forma.....................................     $  (100.5)
Basic loss per share:
     As reported...................................     $   (3.12)
     Pro forma.....................................     $   (3.28)

   The fair values of stock options granted to Triad's employees used to compute pro forma net loss disclosures were estimated on the date of grant using the Black-Scholes option-pricing model based on the following weighted average assumptions:

  Risk free interest rate........................................       5.85%
  Expected life..................................................      5 years
  Expected volatility............................................      31.72%
  Expected dividend yield........................................         --

                             TRIAD HOSPITALS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10--STOCK BENEFIT PLANS (continued)

   Triad has an Employee Stock Purchase Plan ("ESPP") which provides an opportunity to purchase shares of its common stock at a discount (through payroll deductions over six month intervals) to substantially all employees. Shares of common stock issued to employees through the ESPP were 65,982 during the year ended December 31, 1999.

   Triad has a Management Stock Purchase Plan ("MSPP") which provides certain members of management an opportunity to purchase shares of common stock at a discount through payroll deductions over six month intervals. 43,205 shares were issued through the MSPP subsequent to December 31, 1999.

NOTE 11 - RETIREMENT PLANS

   In connection with the Spin-off, Triad established an Employee Stock Ownership Plan ("ESOP") for substantially all of its employees. The ESOP purchased from Triad, at fair market value, 3,000,000 shares of Triad's common stock. The purchase was primarily financed by the ESOP issuing a promissory note to Triad, which will be repaid annually in equal installments over a 10-year period beginning December 31, 1999. Triad will make contributions to the ESOP which the ESOP will use to repay the loan. Triad's stock acquired by the ESOP is held in a suspense account and will be allocated to participants at market value from the suspense account as the loan is repaid.

   The loan to the ESOP is recorded in unearned ESOP compensation and stockholder notes receivable in the consolidated balance sheets. Reductions are made to unearned ESOP compensation as shares are committed to be released to participants at cost. Recognition of ESOP expense is based on the average market price of shares committed to be released to participants. Shares are deemed to be committed to be released ratably during each period as the employees perform services. The difference between average market price and cost of the shares are shown as a change in additional paid-in capital. As the shares are committed to be released, the shares become outstanding for earnings per share calculations. Triad recognized ESOP expense of $3.7 million during the year ended December 31, 1999 and the unearned ESOP compensation was $31.0 million at December 31, 1999.

   The ESOP shares as of December 31, 1999 were as follows:

  Shares committed to be released...........................          300,000
  Unreleased shares.........................................        2,700,000
                                                                   ----------
  Total ESOP shares.........................................        3,000,000
                                                                   ==========
  Fair value of unreleased shares...........................    $40.8 million

   Triad has instituted a defined contribution retirement plan which covers substantially all employees. Benefits are determined primarily as a percentage of a participant's annual income, less contributions to the ESOP. These benefits are vested over specific periods of employee service. Retirement plan expense under this plan was $7.9 million for the year ended December 31, 1999. Prior to the Spin-off, Triad participated in Columbia/HCA's defined contribution retirement plans, which covered substantially all employees. Benefits were determined primarily as a percentage of a participant's earned income and are vested over specific periods of employee service. Retirement plan expense under this plan was $16.2 million and $18.6 million for the years ended December 31, 1998 and 1997, respectively. Amounts approximately equal to retirement plan expense are funded annually.

   After the Spin-off, Triad instituted a contributory benefit plan which is available to employees who meet certain minimum requirements. The plan requires that Triad match 50% of a participant's contribution up to certain maximum levels. The cost of these plans totaled $0.4 million for the year ended December 31, 1999. Triad contributions are funded periodically during each year.

                             TRIAD HOSPITALS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12--LOSS PER SHARE

   Loss per common share is based on the weighted average number of shares outstanding assuming the shares issued at the Spin-off were outstanding at the beginning of 1999, adjusted for the shares issued to the ESOP (see NOTE 11). Weighted average shares for the year ended December 31, 1999 are as follows:

                                                           For the year ended
                                                            December 31, 1999
                                                           ------------------
  Weighted average shares exclusive of ESOP...............         30,484,778
  Average of ESOP shares committed to be released.........            150,000
                                                                   ----------
  Weighted average shares outstanding.....................         30,634,778
                                                                   ==========

   Loss per common share for the year ended December 31, 1998 and 1997 is presented as if the weighted average shares referenced above had been outstanding for each period.

   Stock options outstanding of 4,385,100 at December 31, 1999 were not included for diluted loss per share calculations since the impact is antidilutive.

NOTE 13--AGREEMENTS WITH COLUMBIA/HCA

   As described below, Triad has entered into several agreements with Columbia/HCA to facilitate an orderly change after the Spin-off.

   Columbia/HCA, Triad and LifePoint have entered into a distribution agreement providing for certain arrangements among Columbia/HCA, Triad and LifePoint subsequent to the date of the Spin-off. The distribution agreement generally provides that Triad will be financially responsible for liabilities arising out of or in connection with the assets and entities that constitute Triad. The distribution agreement provides, however, that Columbia/HCA will indemnify Triad for any losses, which it incurs arising from the pending governmental investigations of certain of Columbia/HCA's business practices. The distribution agreement further provides that Columbia/HCA will indemnify Triad for any losses which it may incur arising from stockholder actions and other legal proceedings related to the governmental investigations which are currently pending against Columbia/HCA, and from proceedings which may be commenced by governmental authorities or by private parties in the future that arise from acts, practices or omissions engaged in prior to the date of the Spin-off and related to such proceedings. Columbia/HCA has also agreed that, in the event that any hospital owned by Triad as of the date of the Spin-off is permanently excluded from participation in the Medicare and Medicaid programs as a result of the proceedings described above, then Columbia/HCA will make a cash payment to Triad in an amount (if positive) equal to five times the excluded hospital's 1998 income from continuing operations before depreciation and amortization, interest expense, management fees, impairment of long-lived assets, minority interests and income taxes less the net proceeds of the sale or other disposition of the excluded hospital. Columbia/HCA will not indemnify Triad for losses relating to any acts, practices and omissions engaged in by Triad after the date of the Spin-off, whether or not Triad is indemnified for similar acts, practices and omissions occurring prior to the date of the Spin-off.

   Columbia/HCA is negotiating one or more compliance agreements setting forth certain agreements to comply with applicable laws and regulations. Triad is obligated to participate with Columbia/HCA in these negotiations.

   In connection with the Spin-off, Columbia/HCA also agreed to indemnify Triad for any payments which it is required to make in respect to Medicare, Medicaid and Blue Cross cost reports relating to the cost report periods ending on or prior to the date of the Spin-off, and Triad agreed to indemnify Columbia/HCA for and pay to Columbia/HCA any payments received by it relating to such cost reports. Triad will be responsible for the filing of these cost reports and any terminating cost reports.

                             TRIAD HOSPITALS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13--AGREEMENTS WITH COLUMBIA/HCA (continued)

   Columbia/HCA, Triad and LifePoint entered into a tax sharing and indemnification agreement, which allocates tax liabilities among Columbia/HCA, Triad and LifePoint, and addresses certain other tax matters such as responsibility for filing tax returns, control of and cooperation in tax litigation and qualification of the Spin-off as a tax-free transaction. Generally, Columbia/HCA will be responsible for taxes that are allocable to periods prior to the Spin-off, and Columbia/HCA, Triad and LifePoint will each be responsible for its own tax liabilities (including its allocable share of taxes shown on any consolidated, combined or other tax return filed by Columbia/HCA) for periods after the Spin-off. The tax sharing and indemnification agreement prohibits Triad from taking actions that could jeopardize the tax treatment of either the Spin-off or the internal restructuring of Columbia/HCA that preceded the Spin-off, and requires Triad to indemnify Columbia/HCA for any taxes or other losses that result from any such actions.

   Prior to the date of the Spin-off, Columbia/HCA maintained various insurance policies for the benefit of Triad and LifePoint. In connection with the Spin-off, Columbia/HCA, Triad and LifePoint entered into an agreement relating to insurance matters which provides that any claims against insurers outstanding at the Spin-off will be for the benefit of the party who will own the asset which is the basis for the claim, or, in the case of liability claim, which is the owner of the facility at which the activity which is the subject of the claim occurred. Columbia/HCA will pay Triad any portion of such a claim that is unpaid by an insurer to satisfy deductible, co-insurance or self-insurance amounts (unless such amounts were paid to or accounted for by the affected entity prior to the Spin-off). Columbia/HCA and Triad have ensured that all of the insurance policies in effect after the Spin-off provided the same coverage to Triad that were available prior to the Spin-off. Triad has purchased continuous coverage under extensions or renewals of existing, or new, policies issued by Health Care Indemnity, Inc., a subsidiary of Columbia/HCA. Any retroactive rate adjustments for periods ending on or before the Spin-off, in respect of such insurance policies, will be paid or received by Columbia/HCA.

   Columbia/HCA's wholly owned subsidiary Columbia Information Services, Inc. ("CIS"), entered into a computer and data processing services agreement with Triad. Pursuant to this agreement, CIS will provide computer installation, support, training, maintenance, data processing and other related services to the Company. The initial term of the agreement is seven years, which will be followed by a wind-down period of up to one year. CIS charges the Company approximately $19.0 million per year for services provided under this agreement. In the event the agreement is terminated by Triad, it will be required to pay a termination fee equal to the first month's billed fees, multiplied by the remaining number of months in the agreement. CIS did not warrant that the software and hardware used by CIS in providing services to Triad would be Year 2000 ready, although Triad has not experienced any significant Year 2000 problems in respect of such software . Pursuant to a Year 2000 professional services agreement, Columbia/HCA continued its ongoing program of inspecting medical equipment at Triad's hospitals to assure Year 2000 compliance. Under such agreement, Triad remains solely responsible for any lack of Year 2000 compliance. No Year 2000 problems occurred relating to any medical equipment. The agreement terminates April 30, 2000.

   Columbia/HCA, Triad and LifePoint entered into an agreement relating to benefit and employment matters which allocates responsibilities for employment compensation, benefits, labor, benefit plan administration and certain other employment matters on and after the date of the Spin-off. The agreement generally provides that Triad assumed responsibility for its employees from and after the date of the Spin-off, and that Columbia/HCA retains the liabilities with respect to former employees associated with the facilities and operations of Triad who terminated employment on or prior to the date of the Spin-off. Benefit plans established by Triad generally recognize past service with Columbia/HCA.

   Columbia/HCA also entered into an agreement with Triad, pursuant to which Triad sub-leases from Columbia/HCA its principal executive offices (at the same price per square foot as is payable under the existing Columbia/HCA lease). Triad's sub-lease will terminate on January 31, 2003.

                             TRIAD HOSPITALS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13--AGREEMENTS WITH COLUMBIA/HCA (continued)

   Columbia/HCA also entered into a transitional service agreement with Triad pursuant to which Columbia/HCA will continue to furnish various administrative services to Triad. These services include support in various aspects of payroll processing and tax reporting for employees of Triad, real estate design and construction management, legal, human resources, insurance and accounting matters on an as needed basis. Each agreement will terminate on December 31, 2000, but may be terminated by Triad as to specific services before December 31, 2000.

   The agreements provide that Triad's fees to Columbia/HCA for services provided are based on Columbia/HCA's costs incurred in providing such services.

   Triad is a partner along with Columbia/HCA and LifePoint, in a group purchasing organization which makes certain national supply and equipment contracts available to their respective facilities.

   Columbia/HCA entered into agreements with Triad whereby Columbia/HCA will share telecommunications services with the Company under Columbia/HCA's agreements with its telecommunications services provider and whereby Columbia/HCA will make certain account collection services available to Triad.

NOTE 14--SUPPLEMENTAL CASH FLOW INFORMATION

Non-cash investing and financing activities:

                                                                                        1999    1998    1997
                                                                                        ----    ----    ----
Investing activities:
Swap of Laredo/Victoria facilities
  Transfer of Laredo facility.......................................................    (38.1)    --      --
  Recording  of Victoria facility...................................................     33.9     --      --
Construction-in-process transfer to non-consolidated joint venture..................     27.1     --      --
Escrow established in connection with the sale of Phoenix Medical Center............      4.4     --      --
Sale of facilities prior to Spin-off................................................      3.3     --      --
Financing activities:
Assumption of debt financing in conjuction with Spin-off............................    673.8     --      --
Issuance of note receivable related to establishment of ESOP........................     34.5     --      --

NOTE 15--CONTINGENCIES

 Columbia/HCA Investigations

   Columbia/HCA is currently the subject of several federal investigations into certain of its business practices, as well as governmental investigations by various states. Columbia/HCA is cooperating in these investigations and understands that it is a target in these investigations. Given the breadth of the ongoing investigations, Columbia/HCA expects additional subpoenas and other investigative and prosecutorial activity to occur in these and other jurisdictions in the future. Columbia/HCA is a defendant in several qui tam actions brought by private parties on behalf of the United States of America, which have been unsealed and served on Columbia/HCA. The actions allege, in general, that Columbia/HCA and certain subsidiaries and/or affiliated partnerships violated the False Claims Act for improper claims submitted to the government for reimbursement. The lawsuits seek damages of three times the amount of all Medicare or Medicaid claims (involving false claims) presented by the defendants to the federal government, civil penalties of not less than $5,000 nor more than $10,000 for each such Medicare or Medicaid claim, attorneys' fees and costs. To Triad's knowledge, the government has intervened in at least seven qui tam actions against Columbia/HCA. Columbia/HCA is aware of additional qui tam actions that remain under seal and believes that there are other sealed qui tam cases of which it is unaware.

   According to published reports, on July 2, 1999, a federal jury in Tampa, Florida found two Columbia/HCA employees guilty of conspiracy and making false statements on Medicare and CHAMPUS cost reports for years 1992 and 1993 and a Medicaid cost report for 1993. Both were found not guilty of obstructing a federal auditor. One other employee was acquitted of all counts for which he had been charged and the jury was unable to reach a verdict with respect to another employee who subsequently agreed to a settlement of charges. According to published reports, the two employees found guilty have appealed their convictions.

   Columbia/HCA is a defendant in a number of other suits, which allege, in general, improper and fraudulent billing, overcharging, coding and physician referrals, as well as other violations of law. Certain of the suits have been conditionally certified as class actions.

   It is too early to predict the effect of outcome of any of the ongoing investigations or qui tam and other actions, or whether any additional investigations or litigations will be commenced. If Columbia/HCA is found to have violated federal or state laws relating to Medicare, Medicaid or similar programs, Columbia/HCA could be subject to substantial monetary fines, civil and criminal penalties, and exclusion from participation in the Medicare and

                             TRIAD HOSPITALS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15--CONTINGENCIES (continued)

Medicaid programs. Similarly, the amounts claimed in the qui tam and other actions may be substantial, and Columbia/HCA could be subject to substantial costs resulting from an adverse outcome of one or more of such actions.

   In connection with the Spin-off, Columbia/HCA has agreed to indemnify Triad in respect of any losses which it may incur as a result of the proceedings described above (see the description of the distribution agreement in NOTE 13 for a description of such indemnification arrangement). If any of such indemnified matters were successfully asserted against Triad, or any of its facilities, and Columbia/HCA failed to meet its indemnification obligations then such losses could have a material adverse effect on the business, financial position, results of operations or prospects of Triad. Columbia/HCA will not indemnify Triad for losses relating to any acts, practices and omissions engaged in by Triad after the date of the Spin-off, whether or not Triad is indemnified for similar acts, practices and omissions occurring prior to the date of the Spin-off.

   General Liability Claims

   Triad is, from time to time, subject to claims and suits arising in the ordinary course of business, including claims for damages for personal injuries, breach of management contract or for wrongful restriction of a interference with physician's staff privileges. In certain of these actions, claimants have asked for punitive or other damages against Triad that may not be covered by insurance. Triad is currently not a party to any such proceeding which, in management's opinion, would have a material adverse effect on Triad's business, financial condition or results of operations.

   It is management's opinion that the ultimate resolution of these pending claims and legal proceedings will not have a material adverse effect on Triad's results of operations, financial position or cash flows.

NOTE 16 - SEGMENT AND GEOGRAPHIC INFORMATION

   Triad operates in one line of business which is operating hospitals and related health care entities. During the years ended December 31, 1999, 1998 and 1997, approximately 31.9%, 35.2% and 36.5%, respectively, of Triad's revenues related to patients participating in the Medicare program.

   Triad has structured its operations into five divisions. Included in these five divisions are the East Division, West Division and Central Division, which are comprised of eleven, seven and eight general acute care hospitals. The Ambulatory Surgery Center group include Triad's free standing ambulatory surgery centers. These divisions are segregated for operating performance review by management. The Sold and Held for Sale group includes thirteen general acute care hospitals that have either been sold during 1999 or are currently held for sale (See NOTE 3). All of Triad's facilities are located in the southern, western and southcentral United States.

                             TRIAD HOSPITALS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - SEGMENT AND GEOGRAPHIC INFORMATION (continued)

   The distribution of Triad's revenues, EBITDA (which is used by management for operating performance review, see (a)) and assets are summarized in the following table (dollars in millions):

                                                                             For the year ended December 31,
                                                                         ---------------------------------------
                                                                            1999          1998          1997
                                                                         -----------  ------------  ------------
Revenues:
East Division..........................................................     $  443.6      $  406.6      $  406.4
West Division..........................................................        277.1         266.5         294.0
Central Division.......................................................        305.3         285.9         260.8
Ambulatory Surgery Centers.............................................         49.1          48.4          47.6
Sold and Held for Sale.................................................        239.9         370.8         404.0
Corporate and other....................................................         14.1         210.5         196.5
                                                                            --------      --------      --------
                                                                            $1,329.1      $1,588.7      $1,609.3
                                                                            ========      ========      ========

                                                                              1999          1998           1997
                                                                         --------------  -----------  --------------
EBITDA (a):
East Division..........................................................         $ 76.2        $ 61.7         $ 75.4
West Division..........................................................           39.1          24.7           44.3
Central Division.......................................................           31.2          29.8           39.5
Ambulatory Surgery Centers.............................................           15.7          15.0           17.7
Sold and Held for Sale.................................................          (21.5)         10.0           21.6
Corporate and other....................................................          (16.2)          7.8          (10.7)
                                                                                ------        ------         ------
                                                                                $124.5        $149.0         $187.8
                                                                                ======        ======         ======

                                                                                              December 31,
                                                                                        -----------------------
                                                                                          1999         1998
                                                                                        ----------  -----------
Assets:
East Division..........................................................                   $  503.9     $  405.2
West Division..........................................................                      267.2        235.3
Central Division.......................................................                      349.3        245.2
Ambulatory Surgery Centers.............................................                       84.1         97.4
Sold and Held for Sale.................................................                       15.3        219.3
Corporate and other....................................................                      121.3        168.9
                                                                                          --------     --------
                                                                                          $1,341.1     $1,371.3
                                                                                          ========     ========

     (a) EBITDA is defined as income from continuing operations before depreciation and amortization, interest expense, interest income, management fees, gain on sale of assets, impairment of long-lived assets, minority interest and income taxes. EBITDA is commonly used as an analytical indicator within the health care industry, and also serves as a measure of leverage capacity and debt service ability. EBITDA should not be considered as a measure of financial performance under generally accepted accounting principles, and the items excluded from EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.

                             TRIAD HOSPITALS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17--OTHER CURRENT LIABILITIES AND ALLOWANCES FOR DOUBTFUL ACCOUNTS

   A summary of other current liabilities as of December 31 follows (in millions):

                                                         1999         1998
                                                      -----------  ----------
Due to Columbia/HCA...................................     $19.5   $      --
Employee benefit plans................................      10.6        20.7
Taxes, other than income..............................       9.1         9.3
Accrued interest......................................       6.0         0.2
Self insured employee benefit programs................       6.9          --
Other.................................................       5.6         7.6
                                                           -----       -----
                                                           $57.7       $37.8
                                                           =====       =====

   A summary of activity in Triad's allowances for doubtful accounts follows (in millions):

                                                                                                  Accounts
                                                                    Balances at     Additions   Written off,   Balances at
                                                                    Beginning of   Charged to      Net of        End of
                                                                       Period        Expense     Recoveries      Period
                                                                   --------------  -----------  -------------  -----------
Allowances for doubtful accounts:
  Year ended December 31, 1997.................................    $        103.1  $     138.5  $     (104.7)  $     136.9
  Year ended December 31, 1998.................................    $        136.9  $     138.4  $     (119.4)  $     155.9
  Year ended December 31, 1999.................................    $        155.9  $     129.0  $     (128.2)  $     156.7


NOTE 18--UNAUDITED QUARTERLY FINANCIAL INFORMATION

   The quarterly interim financial information shown below has been prepared by Triad's management and is unaudited. It should be read in conjunction with the audited consolidated financial statements appearing herein (dollars in millions, except per share amounts).

                                                                                            1999
                                                                    First           Second         Third           Fourth
                                                               ----------------  ------------  -------------  ----------------
  Revenues................................................     $ 367.6               $ 340.1         $321.3         $  300.1
  Net loss................................................     $ (35.9)(a)           $  (9.5)        $  1.8(b)      $  (52.0)(c)
  Basic and diluted loss per share........................     $ (1.20)(a)            $(0.31)        $ 0.06(b)      $  (1.68)(c)

                                                                                            1998
                                                                   First            Second         Third             Fourth
                                                               -------------     ------------  -------------  ----------------
  Revenues................................................     $ 414.0               $ 399.8         $389.6         $  385.3
  Net loss................................................     $  (4.5)              $ (10.1)        $(22.1)(d)     $  (50.4)(e)
  Basic and diluted loss per share........................     $ (0.15)              $ (0.34)        $(0.73)(d)     $  (1.68)(e)

      ----------------
(a) During the first quarter of 1999, Triad recorded a $33.9 million pretax charge related to the impairment of certain long-lived assets
(b) During the third quarter of 1999, Triad recorded a $16.8 million gain on sale of assets and a $4.5 million pretax charge related to the impairment of certain long-lived assets.
(c) During the fourth quarter of 1999, Triad recorded a $8.2 million loss on sale of assets and a $30.8 million pretax charge related to the impairment of certain long-lived assets.
(d) During the third quarter of 1998, Triad recorded a $19.3 million pretax charge related to the impairment of certain long-lived assets.
(e) During the fourth quarter of 1998, Triad recorded a $35.8 million pretax charge related to the impairment of certain long-lived assets.

NOTE 19 - SUBSEQUENT EVENTS

     On September 30, 2000, Triad's bank credit facility was amended to include a new $200 million delayed draw term loan which can be drawn upon in up to ten advances from the date of the amendment until one year after the amendment. Principal payments on amounts outstanding at the end of the delay draw term loan bear interest at LIBOR plus 3.0%. The amendment also modifies the requirements under certain financial ratios and tests and the restrictions on assets sales and capital expenditures. Triad paid $1.5 million in debt issue costs, which will be amortized over the life of the loan. The balance of the delay draw term loan was $51.0 million at December 31, 2000.

     On October 19, 2000, Triad announced that it entered into an agreement to acquire Quorum Health Group, Inc. ("Quorum") for approximately $2.4 billion in cash, stock and assumption of debt. Under the terms of the agreement, Quorum shareholders will receive $3.50 in cash and 0.4107 shares of Triad common stock for each outstanding share of Quorum stock.

     The transaction is subject to approval of each company's shareholders, antitrust clearance and various other conditions generally customary for transactions of this type. The transaction is also conditioned upon receipt by each of Triad and HCA--The HealthcareCompany, formerly Columbia/HCA ("HCA") of an acceptable private letter ruling from the Internal Revenue Service that the merger with Quorum and related transactions will not cause the Spin-off of Triad or LifePoint from HCA, on May 11, 1999 or the internal restructuring transactions that preceded the Spin-off to fail to qualify for the tax treatment specified in private letter rulings previously issued to HCA. Triad has received a financing commitment of $1.7 billion from its investment banker to fund the cash purchase price and to refinance certain debt of both companies.

     Upon consummation of the transaction, Triad's board of directors will be increased by two members of Quorum's current board. Triad expects that the transaction will be completed in the first half of 2001.

     On October 20, 2000, a class action lawsuit was filed against Triad and members of the Board of Directors of Quorum in the Circuit Court of Davidson County, Tennessee, on behalf of all public stockholders of Quorum. The complaint alleges that Quorum's directors breached their fiduciary duties of loyalty and due care by failing to implement reasonable procedures designed to maximize shareholder value and to obtain the highest price reasonably available for Quorum's shareholders. The complaint alleges that Triad aided and abetted Quorum's directors' breach of their fiduciary duties. The complaint seeks an injunction preventing consummation of the merger of Quorum into Triad, or Quorum's acquisition by or business combination with any third party, until Quorum adopts and implements a procedure or process, such as an auction, to obtain the highest possible price for Quorum. Alternatively, the complaint seeks compensatory damages in the event the merger of Quorum into Triad is consummated. The complaint also seeks an award of costs and attorney's fees. Triad believes the claims are without merit and will vigorously defend the actions.